                                  EXHIBIT INDEX


99.1 Press release, dated May 13, 2004, announcing financial results for the first quarter ended March 31, 2004.

                                                                    EXHIBIT 99.1


                        [VION PHARMACEUTICALS, INC. LOGO]



                  COMPANY CONTACT:         Vion Pharmaceuticals, Inc.
                                           Howard B. Johnson, President
                                           (203) 498-4210 phone


                VION REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS

NEW HAVEN, CT, MAY 13, 2004 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) today announced results for the three-month period ended March 31, 2004.

The Company reported a net loss of $3.3 million, or $0.07 per share, for the three-month period ended March 31, 2004, compared with a net loss of $2.4 million, or $0.08 per share, for the same period in 2003. Weighted-average common shares outstanding for the three-month periods ended March 31, 2004 and 2003 were 47.3 million and 28.9 million, respectively. Total operating expenses were $3.4 million and $2.5 million for the three-month periods ended March 31, 2004 and 2003, respectively. The increase in operating expenses was primarily due to higher patient enrollment in clinical trials of Triapine(R) and CLORETAZINE(TM) (VNP40101M) and additional drug production expense.

The Company reported ending the quarter with $51.2 million in cash, cash equivalents and short-term investments, including net proceeds of $32.9 million from a private placement of common stock and warrants completed in February 2004 as well as proceeds of $5.6 million from the issuance of 2,337,154 shares of its common stock upon exercises of warrants issued in connection with two private placements in 2003.

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in Phase II clinical trials: Triapine(R), a potent inhibitor of a key step in DNA synthesis and CLORETAZINE(TM) (VNP40101M), a unique sulfonylhydrazine alkylating agent. Vion is also developing and has an option to license several heterocyclic hydrazones which have demonstrated potent anti-tumor activity in preclinical studies. Additional agents in preclinical studies include: KS119, a hypoxia-selective compound from the sulfonylhydrazine class and TAPET(R), a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K/A for the year ended December

31, 2003. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                         --Financial Statements Follow--


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                           VION PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
(In thousands, except per share data)                       2004           2003
--------------------------------------------------------------------------------
Revenues:
     Contract research grants                            $    63        $    66
     Research and laboratory support fees                     24              3
     Technology license fees                                   9           --
                                                       -------------------------
         Total revenues                                       96             69
                                                       -------------------------

Operating expenses:
     Clinical trials                                       1,805            876
     Other research and development                          957            969
                                                       -------------------------
         Total research and development                    2,762          1,845
     General and administrative                              617            702
                                                       -------------------------
         Total operating expenses                          3,379          2,547
                                                       -------------------------
Loss from operations                                      (3,283)        (2,478)

      Interest income                                         91             31
      Other expense                                          (32)          --
                                                       -------------------------
Loss before income taxes                                  (3,224)        (2,447)

      Income tax provision (benefit)                          34            (22)
                                                       -------------------------
Net loss                                                 $(3,258)       $(2,425)
                                               ---------------------------------
Basic and diluted loss per share                         $ (0.07)       $ (0.08)
                                                       -------------------------
Weighted-average number of shares of
     common stock outstanding                             47,309         28,927
                                               ---------------------------------


                          CONDENSED BALANCE SHEET DATA
                                   (UNAUDITED)
                                                         MARCH 31,      DEC. 31,
                                                          2004           2003
--------------------------------------------------------------------------------
                                                             (In thousands)
Cash, cash equivalents and short-term investments        $51,242        $15,719
Total assets                                              51,868         16,376
Total liabilities                                          4,532          4,454
Shareholders' equity                                      47,336         11,922
--------------------------------------------------------------------------------

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